Exhibit 4.2

SASMF DRAFT 11/25/15

FOURTH SUPPLEMENTAL INDENTURE

Dated as of December 1, 2015

To

INDENTURE

Dated as of January 23, 2012

3.50% SENIOR NOTES DUE 2020

STIFEL FINANCIAL CORP.

As the Issuer

U.S. BANK NATIONAL ASSOCIATION

As Trustee

TABLE OF CONTENTS

ARTICLE I

Definitions and Incorporation by Reference

Section 1.01	Relationship with Base Indenture	2
Section 1.02	Definitions	2

ARTICLE II

The Notes

Section 2.01	Form and Dating	5
Section 2.02	Issuance of Additional Notes	6

ARTICLE III

Redemption and Prepayment

Section 3.01	Notice of Redemption; Selection of Notes	7
Section 3.02	Optional Redemption	7
Section 3.03	Mandatory Redemption	9

ARTICLE IV

Particular Covenants

Section 4.01	Limitation on Liens	9
Section 4.02	Limitation on Sale and Lease-Back Transactions	9
Section 4.03	Excepted Indebtedness	10

ARTICLE V

Defaults

Section 5.01	Defaults	10
Section 5.02	Acceleration.	12
Section 5.03	Waiver of Past Defaults	13

ARTICLE VI

Trustee

Section 6.01	Notice of Defaults.	13

i

ARTICLE VII

Miscellaneous
Section 7.01	Trust Indenture Act Controls	14
Section 7.02	Governing Law	14
Section 7.03	Successors	14
Section 7.04	Severability	14
Section 7.05	Counterpart Originals	14
Section 7.06	Table of Contents, Headings, Etc	14
Section 7.07	Waiver of Jury Trial	14

ii

FOURTH SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of December 1, 2015, by and between Stifel Financial Corp., a Delaware corporation, as the Issuer (the “Issuer”) and U.S. Bank National Association, a national banking association, as Trustee (the “Trustee”).

WHEREAS, the Issuer executed and delivered to the Trustee an indenture, dated as of January 23, 2012 (the “Base Indenture”), providing for the issuance from time to time of one or more series of the Issuer’s debentures, notes or other evidences of indebtedness, which was previously supplemented by that certain First Supplemental Indenture, dated as of January 23, 2012, between the Issuer and the Trustee (the “First Supplemental Indenture”), by that certain Second Supplemental Indenture, dated as of December 21, 2012, between the Issuer and the Trustee (the “Second Supplemental Indenture”) and by that certain Third Supplemental Indenture dated as of July 18, 2014, between the Issuer and the Trustee (the “Third Supplemental Indenture” and, together with the Base Indenture, the First Supplemental Indenture, the Second Supplemental Indenture and this Supplemental Indenture, the “Indenture”).

WHEREAS, the Issuer desires and has requested the Trustee pursuant to Section 9.01 of the Base Indenture to join with it in the execution and delivery of this Supplemental Indenture in order to supplement the Base Indenture as and to the extent set forth herein to provide for the issuance and the terms of the Notes (as defined below).

WHEREAS, the execution and delivery of this Supplemental Indenture has been duly authorized by a resolution of the Board of Directors of the Issuer.

WHEREAS, all conditions and requirements necessary to make this Supplemental Indenture a valid, binding and legal instrument in accordance with its terms have been performed and fulfilled by the parties hereto and the execution and delivery thereof have been in all respects duly authorized by the parties hereto.

NOW, THEREFORE, the Issuer and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the 3.50% Senior Notes due December 1, 2020 (the “Notes”):

ARTICLE I

DEFINITIONS AND INCORPORATION

BY REFERENCE

Section 1.01 Relationship with Base Indenture. The terms and provisions contained in the Base Indenture will constitute, and are hereby expressly made, a part of this Supplemental Indenture and the Issuer and the Trustee, by their execution and delivery of this Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of the Base Indenture conflicts with the express provisions of this Supplemental Indenture, the provisions of this Supplemental Indenture will govern and be controlling in respect of the Notes.

The Trustee accepts the amendment of the Base Indenture effected by this Supplemental Indenture and agrees to execute the trust created by the Base Indenture as hereby amended, but only upon the terms and conditions set forth in this Supplemental Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee in the performance of the trust created by the Base Indenture.

Section 1.02 Definitions. Capitalized terms used herein without definition shall have the respective meanings set forth in the Base Indenture. The following terms have the meanings given to them in this Section 1.02:

“Additional Notes” has the meaning assigned to such term in Section 2.02 hereof.

“Attributable Debt” with regard to a Sale and Lease-Back Transaction with respect to any Principal Property means, at the time of determination, the present value of the total net amount of rent required to be paid under such lease during the remaining term thereof (including any period for which such lease has been extended), discounted at the rate of interest set forth or implicit in the terms of such lease (or, if not practicable to determine such rate, the weighted average interest rate per annum borne by the securities of all series then outstanding under the Indenture) compounded semi-annually. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall be the lesser of (x) the net amount determined assuming termination upon the first date such lease may be terminated (in which case the net amount shall also include the amount of the penalty, but shall not include any rent that would be required to be paid under such lease subsequent to the first date upon which it may be so terminated) or (y) the net amount determined assuming no such termination.

“Base Indenture” has the meaning set forth in the preamble to this Supplemental Indenture, as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Business Day” has the meaning assigned to such term in Section 3.02 hereof.

“Comparable Treasury Issue(s)” has the meaning assigned to such term in Section 3.02 hereof.

“Comparable Treasury Price” has the meaning assigned to such term in Section 3.02 hereof.

“Consolidated Net Worth” means, the consolidated stockholders’ equity of the Issuer and its Subsidiaries, as defined according to GAAP.

“DTC” has the meaning assigned to such term in Section 2.01 hereof.

“First Supplemental Indenture” has the meaning assigned to it in the preamble to this Supplemental Indenture.

“Global Note Legend” means the legend set forth in Section 2.01(f) hereof, which is required to be placed on all Global Notes issued under this Supplemental Indenture.

“Global Notes” means, individually and collectively, each of the Global Notes, in the form of Exhibit A hereto issued in accordance with Section 2.01 hereof.

“Indenture” means the Base Indenture, as supplemented by this Supplemental Indenture, governing the Notes, together, as amended, supplemented or restated from time to time.

“Independent Investment Banker” has the meaning assigned to such term in Section 3.02 hereof.

“Initial Notes” means the first $300,000,000 aggregate principal amount of Notes issued under this Supplemental Indenture on the date hereof at a price equal to 99.614% of the aggregate principal amount thereof.

“Notes” has the meaning assigned to it in the preamble to this Supplemental Indenture.

“Paying Agent” means U.S. Bank National Association.

“Permitted Liens” means (1) liens for taxes or assessment or governmental charges or levies (a) that are not then due and delinquent, (b) the validity of which is being contested in good faith or (c) which are less than $1,000,000 in amount; (2) judgment liens arising from any litigation or legal proceedings which (a) are currently being contested in good faith by appropriate proceedings or (b) which involve claims of less than $5,000,000; (3) deposits to secure (or in lieu of) surety, stay, appeal or customs bonds; (4) liens imposed by law, such as carriers’, warehousemen’s and mechanics’ liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on its books; (5) liens arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation; (6) any liens existing on the date of this Supplemental Indenture; (7) any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part, of any liens referred to in the foregoing clauses (3), (4), (5) and (6), provided that the principal amount of indebtedness secured thereby and not otherwise authorized as a Permitted Lien shall not exceed the principal of indebtedness, plus any premium or fee payable in connection with any such extension, renewal or replacement, so secured at the time of such extension, renewal or replacement; and (8) other liens arising in the ordinary course of business and consistent with past practice.

“Principal Property” means the land, improvements, buildings and fixtures (including any leasehold interest therein) constituting a corporate office, facility or other capital asset within the United States (including its territories and possessions) which is owned or leased by the Issuer or any of its Significant Subsidiaries unless the Issuer’s Board of Directors has determined in good faith that such office or facility is not of material importance to the total business conducted by the Issuer and its Significant Subsidiaries taken as a whole. With respect to any Sale and Lease-Back Transaction or series of related Sale and Lease-Back Transactions, the determination of whether any property is a Principal Property shall be determined by reference to all properties affected by such transaction or series of transactions.

“Principal Subsidiary” means any Subsidiary of the Issuer the total assets of which as set forth in the most recent statement of financial condition of such Subsidiary equal more than 10% of the total consolidated assets of the Issuer and its Subsidiaries as determined from the most recent consolidated statement of financial condition of the Issuer and its Subsidiaries.

“Reference Treasury Dealer” has the meaning assigned to such term in Section 3.02 hereof.

“Reference Treasury Dealer Quotations” has the meaning assigned to such term in Section 3.02 hereof.

“Remaining Scheduled Payments” has the meaning assigned to such term in Section 3.02 hereof.

“Sale and Lease-Back Transaction” means any arrangement with any Person providing for the leasing by the Issuer or any of its Significant Subsidiaries of any Principal Property,

whether now owned or hereafter acquired, which Principal Property has been or is to be sold or transferred by the Issuer or such Significant Subsidiary to such Person; provided that Sale and Lease-Back Transaction shall not include any such arrangement in place as of the date of this Supplemental Indenture.

“Second Supplemental Indenture” has the meaning assigned to it in the preamble to this Supplemental Indenture.

“Significant Subsidiary” means, with respect to any Person, any subsidiary of such Person that satisfies the criteria for a “Significant Subsidiary” set forth in Rule 1-02(w) of Regulation S-X under the Exchange Act.

“Supplemental Indenture” means this Fourth Supplemental Indenture, dated as of the date hereof, by and between the Issuer and the Trustee, governing the Notes, as amended, supplemented or otherwise modified from time to time in accordance with the Base Indenture and the terms hereof.

“Third Supplemental Indenture” has the meaning assigned to it in the preamble to this Supplemental Indenture.

“Treasury Rate” has the meaning assigned to such term in Section 3.02 hereof.

ARTICLE II

THE NOTES

Section 2.01 Form and Dating. (a) The Notes and the Trustee’s certificate of authentication included thereon will be substantially in the form of Exhibit A hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Note will be dated the date of its authentication. The Notes will be issued in registered form, without interest coupons, in minimum denominations of $2,000 principal amount and integral multiples of $1,000 in excess thereof.

The terms and provisions contained in the Notes will constitute, and are hereby expressly made, a part of this Supplemental Indenture, and the Issuer and the Trustee, by their execution and delivery of this Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of this Supplemental Indenture or any Note conflicts with the express provisions of the Base Indenture, the provisions of this Supplemental Indenture or the Notes, as the case may be, will govern and be controlling.

(b) Notes issued in global form will be substantially in the form of Exhibit A attached hereto (including, with respect to any Global Note, the Global Note Legend thereon). Each Note will represent such of the outstanding Notes as will be specified therein and each will provide that it will represent the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby will be made by the Trustee or the custodian of the Notes, at the direction of the Trustee, in accordance with written instructions given by the Holder thereof as required by Section 2.02 hereof. The Trustee shall reflect any increase in the principal amount of any Global Note in an amount equal to such increase on the schedule attached to such Global Note

(c) The Issuer initially appoints The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes.

(d) The Notes shall not be exchangeable for nor convertible into the common stock of the Issuer or any other security.

(e) The Issuer will not pay additional amounts on Notes held by a Person who is not a U.S. Person in respect of any tax, assessment or governmental charge withheld or deducted.

(f) The following legends will appear on the face of all Global Notes issued under this Supplemental Indenture.

“THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITARY OR A NOMINEE OF THE DEPOSITARY. THIS NOTE IS EXCHANGEABLE FOR NOTES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY, BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH A SUCCESSOR DEPOSITARY.”

Section 2.02 Issuance of Additional Notes. The Issuer will be entitled, upon delivery of an Officers’ Certificate and an Opinion of Counsel, to issue Additional Notes under this Supplemental Indenture on the same terms and conditions as the Initial Notes issued on the date hereof, other than with respect to the date of issuance, the issue price and interest accrued prior to the issue date, provided that that the Issuer is in compliance with the covenants contained in this Supplemental Indenture and the Base Indenture (“Additional Notes”), and with the same CUSIP number as the Initial Notes, provided that such Additional Notes constitute part of the same issue as the Initial Notes for U.S. federal income tax purposes. The Initial Notes issued on the date hereof and any Additional Notes issued will be treated as a single class for all purposes under this Supplemental Indenture.

With respect to any Additional Notes, the Issuer will set forth in a resolution of its Board of Directors and an Officers’ Certificate, a copy of each which will be delivered to the Trustee, the following information:

(a) the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to this Supplemental Indenture; and

(b) the issue price, the issue date, the initial interest payment date and the CUSIP number of such Additional Notes;

provided that, if the CUSIP number of such Additional Notes shall be the same as the CUSIP number of the Initial Notes, the Issuer shall provide an Officers’ Certificate and Opinion of Counsel confirming that such Additional Notes shall be part of the same issue as the Initial Notes for U.S. federal income tax purposes.

ARTICLE III

REDEMPTION AND PREPAYMENT

Section 3.01 Notice of Redemption; Selection of Notes. The Issuer will send, or cause to be sent, by first class mail notice of any redemption at least 30 days but not more than 60 days before the date of redemption to each Holder of the Notes to be redeemed setting forth the information to be stated in such notice as provided in Article 3 of the Base Indenture, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture with respect to the Notes pursuant to Articles 8 or 10 of the Base Indenture. If less than all of the Notes are to be redeemed, the Notes to be redeemed shall be selected by the Trustee on a pro rata basis or by such method as the Trustee deems to be fair and appropriate and in accordance with the procedures of DTC, provided, however, if the Issuer has not requested the Trustee to give notice pursuant to Section 3.03 of the Base Indenture, it shall give the Trustee at least five Business Days’ notice prior to sending notice of redemption, unless a shorter period of time shall be acceptable to the Trustee.

Section 3.02 Optional Redemption. The Issuer may, at its option, at any time and from time to time, redeem the Notes, in whole or in part, at a redemption price equal to the greater of:

(a) 100% of the principal amount of the Notes to be redeemed; and

(b) the sum of the present values of the Remaining Scheduled Payments of the Notes to be redeemed, discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 30 basis points, provided that the principal amount of a Note remaining outstanding after redemption in part will be $2,000 or an integral multiple of $1,000 in excess thereof;

in each case, plus accrued and unpaid interest thereon to, but excluding, the date of redemption. If the date of redemption is on or after an interest record date and on or before the related interest payment date, the accrued and unpaid interest, if any, will be paid to the Person in whose name the Note is registered at the close of business on such interest record date, and no additional interest is payable to Holders whose Notes will be subject to redemption by the Issuer. The Trustee shall reflect any decrease in the principal amount of any Global Note in an amount equal to such decrease on the schedule attached to such Global Note.

For purposes of this Section 3.02, the following terms have the following meanings:

“Business Day” means any day that is not a Saturday, a Sunday or a day on which banking institutions are not required to be open in the City of New York.

“Comparable Treasury Issue(s)” means either (i) the United States Treasury security selected by an Independent Investment Banker as having an actual maturity, or (ii) two such securities selected by an Independent Investment Banker to be used to interpolate a maturity, in each case comparable to the remaining term of the Notes to be redeemed that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes.

“Comparable Treasury Price” means, with respect to any date of redemption, the Reference Treasury Dealer Quotations for that date of redemption.

“Independent Investment Banker” means the Reference Treasury Dealer appointed by the Issuer.

“Reference Treasury Dealer” means Keefe, Bruyette & Woods, Inc. and its successors and three other nationally recognized investment banking firms that are primary U.S. Government securities dealers specified from time to time by the Issuer so long as the entity is a primary U.S. Government securities dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any date of redemption, the average, as determined by the Issuer, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Issuer by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding that date of redemption, after excluding the highest and lowest of such quotations, unless the Issuer obtains fewer than four such quotations, in which case the average of all of such quotations.

“Remaining Scheduled Payments” means, with respect to each Note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related date of redemption therefor; provided, however, that, if that date of redemption is not an interest payment date with respect to such Note, the amount of the next succeeding scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to that date of redemption.

“Treasury Rate” means, with respect to any date of redemption, the rate per annum equal to the semiannual equivalent yield to maturity, computed as of the third Business Day immediately preceding that date of redemption, of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that date of redemption.

Section 3.03 Mandatory Redemption. The Issuer is not required to make any mandatory redemption or sinking fund payments with respect to the Notes.

ARTICLE IV

PARTICULAR COVENANTS

Section 4.01 Limitation on Liens. The Issuer, or any successor corporation, will not, and will not permit any Subsidiary to, create, assume, incur or guarantee any indebtedness for borrowed money secured by a pledge, lien or other encumbrance, except for Permitted Liens, on the voting securities of any Principal Subsidiary unless the Issuer causes the Notes (and if the Issuer so elects, any other of its indebtedness ranking on a parity with the Notes) to be secured equally and ratably with (or, at the Issuer’s option, prior to) any indebtedness secured thereby.

Section 4.02 Limitation on Sale and Lease-Back Transactions. The Issuer will not, nor will it permit any of its Significant Subsidiaries to, enter into any Sale and Lease-Back Transaction with respect to any Principal Property, other than any such Sale and Lease-Back Transaction involving a lease for a term of not more than three years or any such Sale and Lease-Back Transaction between the Issuer and one of its Significant Subsidiaries or between the Issuer’s Significant Subsidiaries, unless the proceeds of such Sale and Lease-Back Transaction are at least equal to the fair market value of the affected Principal Property (as determined in good faith by the Board of Directors of the Issuer) and the Issuer applies an amount equal to the net proceeds of such Sale and Lease-Back Transaction within 365 days of such Sale and Lease-Back Transaction to any (or a combination) of (i) the prepayment or retirement of the Notes, (ii) the prepayment or retirement (other than any mandatory retirement, mandatory prepayment or sinking fund payment or by payment at maturity) of other indebtedness of the Issuer or of one of its Significant Subsidiaries (other than indebtedness that is subordinated to the Notes or indebtedness owed to the Issuer or one of its Significant Subsidiaries) that matures more than 12 months after its creation or (iii) the purchase, construction, development, expansion or improvement of other comparable property.

Section 4.03 Excepted Indebtedness. Notwithstanding Section 4.01 and Section 4.02 hereof, and without limiting the Issuer’s or any of its Significant Subsidiary’s ability to issue, incur, create, assume or guarantee indebtedness secured by Permitted Liens, the Issuer and any of its Significant Subsidiaries will be permitted to incur indebtedness secured by a lien or may enter into a Sale and Lease-Back Transaction, in either case, without regard to the restrictions contained in Section 4.01 and Section 4.02 hereof, if at the time the indebtedness is incurred and after giving effect to such indebtedness and to the retirement of indebtedness which is concurrently being retired, the sum of (a) the aggregate principal amount of all indebtedness secured by liens that are restricted by, and not otherwise permitted by, Section 4.01 hereof, and (b) the Attributable Debt of all Sale and Lease-Back Transactions entered into by the Issuer and its Significant Subsidiaries not otherwise permitted by Section 4.02 hereof, does not exceed 15% of Consolidated Net Worth.

ARTICLE V

DEFAULTS

Section 5.01 Defaults. Section 6.01 of the Base Indenture shall be amended and restated in its entirety with respect to the Notes as follows:

“Section 6.01 Events of Default.

“Event of Default,” wherever used herein with respect to the Notes, means any one of the following events:

(1)	failure by the Issuer to pay the principal of, or premium, if any, on any Note when due, whether at maturity, upon redemption or otherwise;

(2)	failure by the Issuer to pay an installment of interest on any Note when due, if the failure continues for 30 days after the date when due;

(3)	failure by the Issuer to comply with its obligations under Section 5.01 of this Supplemental Indenture;

(4)	failure by the Issuer to comply with any other term, covenant or agreement contained in the Notes or the Indenture, if the failure is not cured within 60 days after notice to the Issuer by the Trustee or to the Trustee and the Issuer by Holders of at least 25% in aggregate principal amount of the Notes then outstanding;

(5)	default by the Issuer or any of its Subsidiaries in the payment when due, after the expiration of any applicable grace period, of principal of, or premium, if any, or interest on, indebtedness for money borrowed in the aggregate principal amount then outstanding of $25.0 million or more, or acceleration of the Issuer’s or its Subsidiaries’ indebtedness for money borrowed in such aggregate principal amount or more so that it becomes due and payable before the date on which it would otherwise have become due and payable, if such default is not cured or waived, pursuant to Section 6.04, or such acceleration is not rescinded, within 30 days after notice to the Issuer by the Trustee or to the Issuer and the Trustee by Holders of at least 25% in aggregate principal amount of the Notes then outstanding;

(6)	failure by the Issuer or any of its Subsidiaries, within 30 days, to pay, bond or otherwise discharge any final, non-appealable judgments or orders for the payment of money the total uninsured amount of which for the Issuer or any of its Subsidiaries exceeds $25 million, which are not stayed on appeal; and

(7)	the Issuer or any of its Significant Subsidiaries or any group of Subsidiaries of the Issuer that, taken together, would constitute a Significant Subsidiary, pursuant to or within the meaning of Bankruptcy Law

(A) commences a voluntary case;

(B) consents to the entry of an order for relief against it in an involuntary case;

(C) consents to the appointment of a Custodian of it or for all or substantially all of its property;

(D) makes a general assignment for the benefit of its creditors; or

(E) generally is not paying its debts as they become due; and

(8)	a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A)	is for relief against the Issuer or any of its Significant Subsidiaries or any group of Subsidiaries of the Issuer that, taken together, would constitute a Significant Subsidiary in an involuntary case;

(B)	appoints a Custodian of the Issuer or any of its Significant Subsidiaries or any group of Subsidiaries of the Issuer that, taken together, would constitute a Significant Subsidiary or for all or substantially all of the property of the Issuer or any of its Significant Subsidiaries or any group of Subsidiaries of the Issuer that, taken together, would constitute a Significant Subsidiary; or

(C)	orders the liquidation of the Issuer or any of Significant Subsidiaries or any group of Subsidiaries of the Issuer that, taken together, would constitute a Significant Subsidiary,

and the order or decree remains unstayed and in effect for 60 consecutive days.”

Section 5.02 Acceleration. Section 6.02 of the Base Indenture shall be amended and restated in its entirety with respect to the Notes as follows:

“Section 6.02 Acceleration.

(a) If an Event of Default, other than an Event of Default referred to in Section 6.01(7) or (8) above with respect to the Issuer (but including an event of default referred to in those Sections 6.01(7) or (8) with respect to a Significant Subsidiary, or group of Subsidiaries that in the aggregate would constitute a Significant Subsidiary, of the Issuer), has occurred and is continuing, either the Trustee, by notice to the Issuer, or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding, by notice to the Issuer and the Trustee, may declare the principal of, and any accrued and unpaid interest on, all Notes to be immediately due and payable. In the case of an Event of Default referred to in Sections 6.01(7) or (8) above with respect to the Issuer (and not solely with respect to a Significant Subsidiary, or group of Subsidiaries that in the aggregate would constitute a Significant Subsidiary, of the Issuer), the principal of, and accrued and unpaid interest on, all Notes will automatically become immediately due and payable.

(b) Notwithstanding paragraph (a) above, for the first 365 days immediately following an Event of Default relating to (i) the Issuer’s failure to file with the Trustee pursuant to Section 314(a)(1) of the Trust Indenture Act any documents or reports that it is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act or (ii) the Issuer’s failure to comply with its reporting obligations to the Trustee set forth under Section 4.02 of the Base Indenture, the sole remedy for any such Event of Default shall be the accrual of additional interest on the Notes at a rate per year equal to (i) 0.25% of the outstanding principal amount of the notes for the first 180 days following the occurrence of such Event of Default and (ii) 0.50% of the outstanding principal amount of the Notes for the next 180 days after the first 180 days following the occurrence of such Event of Default, in each case, payable quarterly at the same time and in the same manner as regular interest on the Notes. This additional interest will accrue on all outstanding Notes from, and including the date on which such Event of Default first occurs to, and including, the 365th day thereafter (or such earlier date on which such Event of Default shall have been cured or waived). In addition to the accrual of such additional interest, on and after the 360th day immediately following an event of default relating to such reporting obligations, either the Trustee or the Holders of not less than 25% in aggregate principal amount of the Notes then outstanding may declare the principal amount of the Notes and any accrued and unpaid interest through the date of such declaration, to be immediately due and payable.

(c) The Holders of a majority in aggregate principal amount of the then outstanding Notes of such Series by written notice to the Trustee may, on behalf of all of the

Holders of such Notes, rescind any declaration or acceleration and its consequences (other than with respect to an Event of Default specified in clauses (7) or (8) of Section 6.01 above), if the rescission would not conflict with any judgment or decree and if all existing Events of Default with respect to such Notes (except nonpayment of principal, premium, if any, or interest that has become due solely because of the acceleration) have been cured or waived.”

Section 5.03 Waiver of Past Defaults. Section 6.04 of the Base Indenture shall be amended and restated in its entirety with respect to the Notes as follows:

“Section 6.04 Waiver of Past Defaults.

Holders of a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may on behalf of the Holders of all of such Notes waive an existing Default or Event of Default with respect to such Notes and its consequences hereunder, except a continuing Default or Event of Default with respect to such Notes in the payment of the principal of, premium, if any, or interest on, such Notes or a Default or Event of Default in respect of any provision of this Indenture that cannot be modified or amended without the consent of the Holders of each outstanding Note affected. Upon any such waiver, such Default with respect to such Notes shall cease to exist, and any Event of Default with respect to such Notes arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default with respect to such Notes or impair any right with respect to such Notes consequent thereon.”

ARTICLE VI

TRUSTEE

Section 6.01 Notice of Defaults. Section 7.05 of the Base Indenture shall be amended and restated in its entirety with respect to the Notes as follows:

“Section 7.05 Notice of Defaults.

If a Default or Event of Default occurs and is continuing with respect to the Notes of a Series and if a Responsible Officer of the Trustee has actual knowledge of such Default or Event of Default, the Trustee will mail to Holders of such Notes a notice of the Default or Event of Default within 30 days after a Responsible Officer of the Trustee has actual knowledge of the Default or Event of Default. Except in the case of a Default or Event of Default in payment of principal of or premium, if any, or interest on any Note of a Series, the Trustee may withhold the notice if such Default or Event of Default has been cured or waived or if and so long as a committee of Responsible Officers of the Trustee in good faith determines that withholding the notice is in the interests of the Holders.”

ARTICLE VII

MISCELLANEOUS

Section 7.01 Trust Indenture Act Controls. If any provision of this Supplemental Indenture limits, qualifies or conflicts with the duties imposed by Section 318(c) of the Trust Indenture Act, the imposed duties will control.

Section 7.02 Governing Law. The internal law of the State of New York will govern and be used to construe this Supplemental Indenture and the Notes, without regard to conflicts of laws principles thereof.

Section 7.03 Successors. All agreements of the Issuer in this Supplemental Indenture and the Notes will bind its successors. All agreements of the Trustee in this Supplemental Indenture will bind its successors.

Section 7.04 Severability. In case any provision in this Supplemental Indenture or in the Notes is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

Section 7.05 Counterpart Originals. The parties may sign any number of copies of this Supplemental Indenture and in separate counterparts, each of which will be deemed an original and all of them together shall constitute one and the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 7.06 Table of Contents, Headings, Etc. The Table of Contents and headings of the Articles and Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Supplemental Indenture and will in no way modify or restrict any of the terms or provisions hereof.

Section 7.07 Waiver of Jury Trial. THE ISSUER AND THE TRUSTEE, AND EACH HOLDER OF A NOTE BY ITS ACCEPTANCE THEREOF, HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHTS IT MAY HAVE TO TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

[Signatures on following page]

SIGNATURES

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first written above.

STIFEL FINANCIAL CORP.,
as the Issuer

By:
	Name:	James M. Zemlyak
	Title:	Co-President and Chief Financial Officer

[Signature Page to Fourth Supplemental Indenture]

U.S. BANK NATIONAL ASSOCIATION,
as the Trustee

By:
Name:
Title:

[Signature Page to Fourth Supplemental Indenture]

EXHIBIT A

FORM OF FACE OF NOTE

[GLOBAL NOTE LEGEND]

THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITARY OR A NOMINEE OF THE DEPOSITARY. THIS NOTE IS EXCHANGEABLE FOR NOTES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY, BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH A SUCCESSOR DEPOSITARY.

CUSIP No.
ISIN

Stifel Financial Corp.

3.50% SENIOR NOTES DUE 2020

No.
As revised by the Schedule of Increases or Decreases attached hereto

Interest. Stifel Financial Corp., a Delaware corporation, (herein called the “Issuer”), for value received, hereby promises to pay to                  or registered assigns, the principal sum of                      United States dollars (U.S.$         ), as revised by the Schedule of Increases or Decreases attached hereto, on December 1, 2020 and to pay interest thereon from December 1, 2015 or from the most recent interest payment date to which interest has been paid or duly provided for, semiannually in arrears on June 1 and December 1 of each year, commencing June 1, 2016, at the rate of 3.50% per annum, until the principal hereof is paid or made available for payment. Interest shall be calculated on the basis of a 360-day year consisting of twelve 30-day months.

Method of Payment. The interest so payable, and punctually paid or duly provided for, on any interest payment date will, as provided in the Indenture (as defined on the reverse hereof), be paid to the Person in whose name this Note (or one or more predecessor Notes) is registered at the close of business on the relevant record date for such interest, which shall be June 1 and December 1, as the case may be, next preceding such interest payment date.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Authentication. Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Issuer has caused this instrument to be duly executed.

STIFEL FINANCIAL CORP.

By:
	Name:	James M. Zemlyak
	Title:	Co-President and Chief Financial Officer

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Notes of the series designated therein referred to in the within-mentioned Indenture.

Date of authentication:		U.S. BANK NATIONAL ASSOCIATION,
as Trustee

By:
Authorized Signatory

FORM OF REVERSE OF NOTE

Indenture. This Note is one of a duly authorized issue of securities of the Issuer (herein called the “Notes”), issued and to be issued in one or more series under an Indenture, dated as of January 23, 2012, as supplemented by a Fourth Supplemental Indenture dated December 1, 2015 (as so supplemented, herein called the “Indenture”), between the Issuer and U.S. Bank National Association, as Trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture), to which Indenture reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Issuer, the Trustee and the Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered. This Note is one of the series designated on the face hereof, initially limited in aggregate principal amount to $250,000,000.

Place of Payment. Payments of the principal of and interest on the Notes shall be made in U.S. Dollars at the office of the Paying Agent. However, the Issuer may make any payments in respect of the Notes by check or wire payable in U.S. Dollars; provided, however, that a Holder holding Notes with an aggregate principal amount equal to or greater than $1,000,000 will be paid by wire transfer in immediately available funds at the election of such Holder. The Issuer may mail an interest check to the Holder’s last address. Notwithstanding the foregoing, so long as a Note is registered in the name of a Depositary or its nominee, all payments thereon shall be made by wire transfer of immediately available funds to the account of the Depositary or its nominee.

Optional Redemption. The Notes of this series are subject to redemption at the Issuer’s option, at any time and from time to time, in whole or in part, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to the greater of:

(a) 100% of the principal amount of the Notes to be redeemed; and

(b) the sum of the present values of the Remaining Scheduled Payments of the Notes to be redeemed, discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 30 basis points, provided that the principal amount of a Note remaining outstanding after redemption in part will be $2,000 or an integral multiple of $1,000 in excess thereof;

in each case plus accrued and unpaid interest to the date of redemption. If the date of redemption is on or after an interest record date and on or before the related interest payment date, the accrued and unpaid interest, if any, will be paid to the Person in whose name the Note is registered at the close of business on such interest record date, and no additional interest is payable to Holders whose Notes will be subject to redemption by the Issuer. Unless the Issuer defaults in payment of the redemption price, on and after the date of redemption, interest shall cease to accrue on the Notes or the portions thereof called for redemption.

For purposes of determining the optional redemption price, the following terms have the following meanings:

“Business Day” means any day that is not a Saturday, a Sunday or a day on which banking institutions are not required to be open in the City of New York.

“Comparable Treasury Issue(s)” means either (i) the United States Treasury security selected by an Independent Investment Banker as having an actual maturity, or (ii) two such securities selected by an Independent Investment Banker to be used to interpolate a maturity, in each case comparable to the remaining term of the Notes to be redeemed that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes.

“Comparable Treasury Price” means, with respect to any date of redemption, the Reference Treasury Dealer Quotations for that date of redemption.

“Independent Investment Banker” means the Reference Treasury Dealer appointed by the Issuer.

“Reference Treasury Dealer” means Keefe, Bruyette & Woods, Inc. and its successors and three other nationally recognized investment banking firms that are primary U.S. Government securities dealers specified from time to time by the Issuer so long as the entity is a primary U.S. Government securities dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any date of redemption, the average, as determined by the Issuer, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Issuer by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding that date of redemption, after excluding the highest and lowest of such quotations, unless the Issuer obtains fewer than four such quotations, in which case the average of all of such quotations.

“Remaining Scheduled Payments” means, with respect to each Note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related date of redemption therefor; provided, however, that, if that date of redemption is not an interest payment date with respect to such Note, the amount of the next succeeding scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to that date of redemption.

“Treasury Rate” means, with respect to any date of redemption, the rate per annum equal to the semiannual equivalent yield to maturity, computed as of the third Business Day immediately preceding that date of redemption, of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that date of redemption.

Except as set forth above, the Notes will not be redeemable by the Issuer prior to maturity and will not be entitled to the benefit of any sinking fund.

Defaults and Remedies. If an Event of Default with respect to Notes of this series shall occur and be continuing, the principal of the Notes of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

Amendment, Modification and Waiver. The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Issuer and the rights of the Holders of the Notes under the Indenture at any time by the Issuer and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the Notes at the time outstanding. The Indenture also contains provisions permitting the Holders of a majority in aggregate principal amount of the Notes at the time outstanding, on behalf of the Holders of all Notes, to waive compliance by the Issuer with certain provisions of the Indenture. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

Covenants. The Indenture contains customary covenants that require the Issuer to pay the principal, interest and premium on the Notes when due, provide the Trustee with a copy of the reports that the Issuer must file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act and maintain its corporate existence and the corporate, partnership or limited liability company or other existence of its Significant Subsidiaries. In addition, the Indenture contains limitations that restrict the Issuer’s and its Subsidiaries’ ability to place Liens on voting securities of any Principal Subsidiary and the ability of the Issuer and its Significant Subsidiaries to engage in Sale and Lease-Back Transactions with respect to Principal Property.

Denominations, Transfer and Exchange. The Notes of this series are issuable only in registered form, without interest coupons, in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Notes of this series are exchangeable for a like aggregate principal amount of Notes of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any transfer or exchange of any Note, but the Issuer may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Persons Deemed Owners. Prior to due presentment of this Note for registration of transfer, the Issuer, the Trustee and any agent of the Issuer or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Issuer, the Trustee nor any such agent shall be affected by notice to the contrary.

Miscellaneous. The Indenture and this Note shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law rules thereof.

All terms used in this Note and not defined herein shall have the meanings assigned to them in the Indenture.

SCHEDULE OF INCREASES OR DECREASES

The following increases or decreases in this Note have been made:

Date of Exchange	Amount of increase in Principal Amount of this Note	Amount of decrease in Principal Amount of this Note	Principal Amount of this Note following each decrease or increase	Signature of authorized signatory of Trustee